Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release	Date:	July 16, 2003
	Contact:	Chris Knudson EVP & COO
	Phone:	(907) 261-3304

Northrim BanCorp, Inc. Reports Net Income Increased 33% to $2.6 Million
in Second Quarter 2003

ANCHORAGE, AK—July 16, 2003—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the second quarter of 2003 increased 33% to $2.6 million, from $2 million for the same period last year. Diluted earnings per share were $0.43, a 39% increase from $0.31 per share in the like period of 2002. For the six-month period ended June 30, 2003, the company’s net income was $5.2 million, up 30% from $4 million for the same period in 2002. Diluted earnings per share for the first six months of 2003 were $0.84, a 33% increase from $0.63 per share in the like period of 2002.

Total assets at June 30, 2003, were $715 million, up 14% from $626 million a year ago. Total portfolio loans, which exclude loans for sale, grew 9% to $551 million, compared to $504 million at June 30, 2002. Commercial loans accounted for approximately one-half of the loan growth, increasing $24 million to $202 million, or 14%, from $178 million at June 30, 2002. The remainder of the loan growth was split between construction loans and commercial real estate term loans. A majority of the company’s commercial real estate loans have periodic re-pricing features and maturities of 10 years or less.

Deposits increased 14% to $628 million, up from $553 million a year ago. The main areas of deposit growth were savings deposits, non-interest bearing demand deposits, money market deposits, and interest-bearing demand deposits, which increased 26%, 22%, 17%, and 10%, respectively. Time deposits decreased by 1%.

Net interest income, before the provision for loan losses, increased 19% to $9.7 million for the second quarter of 2003, from $8.2 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the second quarter of 2003 equaled 6.11%, which was an increase from the 5.73% margin in the second quarter of 2002. “Loan fee income on commercial and construction loans increased compared to last year due in part to continued strength in the home construction market and helped to increase the net interest margin,” said Chris Knudson, executive vice president and COO.

At June 30, 2003, the allowance for loan losses was $9.4 million, or 1.70% of portfolio loans and 106% of non-performing loans. A year ago, the allowance for loan losses was $7.5 million, or 1.50% of portfolio loans and 140% of non-performing loans. The provision for loan losses for the quarter ended June 30, 2003, increased 82% to $936,000, from $515,000 in the second quarter a year ago.

Net loan charge-offs for the second quarter of 2003 were $380,000, versus charge-offs of $507,000 for the second quarter of 2002. Net loan charge-offs for the first six months of 2003 were $457,000, compared to $530,000 in net loan charge-offs for the same period in 2002. Non-performing assets totaled $8.9 million, or 1.25% of total assets, at June 30, 2003, up from $5.4 million, or 0.86% of assets at June 30, 2002. The increase in non-performing assets at June 30, 2003, resulted in large part from the remaining portions of two relationships being categorized as non-performing. These two relationships comprise 52% of the non-performing loan totals, and it is anticipated that they will remain in a non-performing status for the near-term. “When the loans were transferred to a non-performing status, the company evaluated them and their supporting collateral, and we took what we believed to be an appropriate charge-off that reflected the loss exposure at that time,” said Marc Langland, chairman and CEO.

Other operating income increased 46% to $1.8 million in the second quarter of 2003 due primarily to an increase in earnings from Northrim’s affiliated mortgage company. Earnings from the affiliate increased $499,000 to $886,000 in the second quarter of 2003, from income of $387,000 for the same period last year. “The housing market in general and the refinance business in particular continues to benefit from historically low interest rates,” Langland said. “When this interest rate cycle comes to an end, the refinance activity should begin to decrease.”

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Page Two—Northrim BanCorp, Inc. Second Quarter 2003 Earnings—July 16, 2003

The results of the company’s 42.85% interest in its affiliated investment advisory company, Elliott Cove Capital Management LLC (“Elliott Cove”), are also included in other operating income. Elliott Cove began offering its products in Alaska in March 2003. The company’s share of the losses incurred by Elliott Cove for the second quarter of 2003 and for the six-month period ended June 30, 2003, were $116,000 and $325,000, respectively.

Other operating expense was $6.2 million in the second quarter of 2003, an increase of 9% from the $5.7 million expense in the same period in 2002. The efficiency ratio was 53.2% for the second quarter of 2003, an improvement from 59.5% for the same period a year ago.

In the second quarter of 2003, the company’s return on average assets (ROA) was 1.54%, compared to 1.28% in the same quarter a year ago. Return on average equity was 15.4% in the quarter, compared to 12.7% in 2002. The company has continued to repurchase shares of its common stock according to the plan that it announced in September 2002 in which it stated its intention to repurchase 5% of its outstanding shares of common stock, or approximately 306,000 shares. Since that time, the company has repurchased 211,000 shares with 10,000 shares repurchased in the second quarter of this year. In addition, in March of this year, the company increased its dividend payment from $0.20 per share to $0.38 per share on an annual basis. “The larger dividend payments along with the increased earnings of the company have added to the overall return to the shareholder,” Langland said.

The ratio of total capital to risk adjusted assets was 12.6% at June 30, 2003, compared to 11.6% one year ago. The company’s capital ratios were favorably impacted when it completed an $8 million offering of trust preferred securities in May of this year. Although they are classified as liabilities on the company’s balance sheet, these securities are included in capital for regulatory purposes due to the fact that they are a form of subordinated debt.

Tangible book value per share was $10.57 at June 30, 2003, compared to $9.25 one year ago. Shareholders’ equity increased 9% to $70.1 million, and book value per share increased to $11.77 from $10.49 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Page Three—Northrim BanCorp, Inc. Second Quarter 2003 Earnings—July 16, 2003

FINANCIAL DATA

Income Statement (Dollars in thousands, except per share data)

	Quarter Ended June 30:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$10,652	$9,812	9%
Interest on portfolio investments	700	964	-27%
Interest on overnight investments	45	47	-4%

Total interest income	$11,397	$10,823	5%
Interest Expense:
Interest expense on deposits	1,620	2,602	-38%
Interest expense on borrowings	108	64	69%

Total interest expense	1,728	2,666	-35%

Net interest income	9,669	8,157	19%
Provision for loan losses	936	515	82%

Net interest income after provision for loan losses	8,733	7,642	14%
Other Operating Income:
Service charges on deposit accounts	478	425	12%
Earning from mortgage affiliate	886	387	129%
Other income	413	402	3%

Total other operating income	1,777	1,214	46%
Other Operating Expense:
Salaries and other personnel expense	3,426	3,108	10%
Occupancy, net	488	471	4%
Equipment expense	369	376	-2%
Intangible asset amortization expense	92	92	0%
Other expense	1,811	1,624	12%

Total other operating expense	6,186	5,671	9%
Income before income taxes	4,324	3,185	36%
Provision for income taxes	1,689	1,200	41%

Net income	$2,635	$1,985	33%

Basic EPS	$0.44	$0.32	38%
Diluted EPS	$0.43	$0.31	39%
Average basic shares	5,959,974	6,122,012	-3%
Average diluted shares	6,184,656	6,368,437	-3%

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Page Four—Northrim BanCorp, Inc. Second Quarter 2003 Earnings—July 16, 2003

Income Statement (Dollars in thousands, except per share data)

	Six Months Ended June 30:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$21,148	$19,440	9%
Interest on portfolio investments	1,522	2,021	-25%
Interest on overnight investments	61	80	-24%

Total interest income	22,731	21,541	6%
Interest Expense:
Interest expense on deposits	3,331	5,263	-37%
Interest expense on borrowings	181	94	93%

Total interest expense	3,512	5,357	-34%

Net interest income	19,219	16,184	19%
Provision for loan losses	1,365	875	56%

Net interest income after provision for loan losses	17,854	15,309	17%
Other Operating Income:
Service charges on deposit accounts	924	814	14%
Earnings from mortgage affiliate	1,350	554	144%
Other income	666	837	-20%

Total other operating income	2,940	2,205	33%
Other Operating Expense:
Salaries and other personnel expense	6,743	6,219	8%
Occupancy, net	977	948	3%
Equipment expense	748	746	0%
Intangible asset amortization expense	184	184	0%
Other expense	3,713	3,154	18%

Total other operating expense	12,365	11,251	10%
Income before income taxes	8,429	6,263	35%
Provision for income taxes	3,250	2,288	42%

Net income	$5,179	$3,975	30%

Basic EPS	$0.86	$0.65	32%
Diluted EPS	$0.84	$0.63	33%
Average basic shares	5,998,078	6,115,078	-2%
Average diluted shares	6,200,095	6,351,709	-2%

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Page Five—Northrim BanCorp, Inc. Second Quarter 2003 Earnings—July 16, 2003

Balance Sheet (Dollars in thousands, except per share data)

	June 30,	December 31,	June 30,	Annual
	2003	2002	2002	% Change

	(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$18,295	$28,078	$21,676	-16%
Overnight investments	10,692	37,502	3,094	246%
Portfolio investments	71,260	81,279	77,461	-8%
Loans for sale	39,703	7,437	290	N/M
Portfolio loans	551,098	527,553	504,169	9%
Allowance for loan losses	(9,384)	(8,476)	(7,545)	24%

Net loans	581,417	526,514	496,914	17%
Premises and equipment, net	11,394	10,481	6,434	77%
Intangible assets	7,186	7,370	7,554	-5%
Other non-interest earning assets	14,703	13,025	13,061	13%

Total assets	$714,947	$704,249	$626,194	14%

Liabilities and Shareholders’ Equity:
Demand deposits	$163,971	$151,780	$134,066	22%
Interest-bearing demand	54,719	53,365	49,680	10%
Savings deposits	102,939	104,568	81,667	26%
Money market deposits	138,174	154,232	117,628	17%
Time deposits	168,107	162,470	170,134	-1%

Total deposits	627,910	626,415	553,175	14%
Borrowings	5,423	6,365	6,164	-12%
Trust preferred securities	8,000	—	—	N/M
Other liabilities	3,475	3,096	2,595	34%

Total liabilities	644,808	635,876	561,934	15%
Shareholders’ equity	70,139	68,373	64,260	9%

Total liabilities and equity	$714,947	$704,249	$626,194	14%

Average Quarter Balances - unaudited
Loans	$552,291	$532,266	$490,362	13%
Total earning assets	636,815	645,657	575,366	11%
Total assets	686,244	694,683	620,352	11%
Non-interest bearing deposits	150,789	152,850	129,018	17%
Interest bearing deposits	452,170	464,676	418,021	8%
Total deposits	602,959	617,526	547,039	10%
Shareholders’ equity	$68,728	$66,802	$62,815	9%

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Page Six—Northrim BanCorp, Inc. Second Quarter 2003 Earnings—July 16, 2003

Other Data (Dollars in thousands, except per share data)

	June 30,	December 31,	June 30,
	2003	2002	2002

	(unaudited)	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$4,314	$4,717	$4,226
Loans 90 days past due	3,952	1,019	1,149
Restructured loans	552	—	—

Total non-performing loans	8,818	5,736	5,375
Other real estate owned	99	—	—

Total non-performing assets	$8,917	$5,736	$5,375

Non-performing loans / portfolio loans	1.60%	1.09%	1.07%
Non-performing assets / assets	1.25%	0.81%	0.86%
Allowance for loan losses / portfolio loans	1.70%	1.61%	1.50%
Allowance / non-performing loans	106.42%	147.77%	140.37%
Loan charge-offs, net for the quarter	$380	$1,018	$507
Loan charge-offs, net year-to-date	$457	$1,819	$530
Net loan charge-offs / average loans, annualized	0.17%	0.36%	0.22%
Other Data (At quarter end):
Book value per share	$11.77	$11.22	$10.49
Tangible book value per share	$10.57	$10.01	$9.25
Tier 1 / Risk Adjusted Assets	11.37%	10.25%	10.37%
Total Capital / Risk Adjusted Assets	12.62%	11.50%	11.62%
Tier 1 /Average Assets	10.11%	8.65%	9.12%
Shares outstanding	5,957,046	6,094,536	6,127,445
Unrealized gain (loss) on AFS securities, net of income taxes	$1,166	$1,204	$802
Other Data (For the quarter):
Net interest margin (tax equivalent)	6.11%	5.83%	5.73%
Efficiency ratio*	53.24%	53.11%	59.53%
Return on average assets	1.54%	1.34%	1.28%
Return on average equity	15.38%	13.90%	12.68%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	6.19%	5.82%	5.76%
Efficiency ratio*	54.97%	56.92%	60.18%
Return on average assets	1.54%	1.33%	1.30%
Return on average equity	15.24%	13.32%	12.87%

*excludes intangible asset amortization expense